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                                                                       EXHIBIT 4


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 22, 2004 relating to the financial statements and financial highlights which appear in the February 29, 2004 Annual Report to Shareholders of the GMO Emerging Markets Quality Fund (formerly GMO Asia Fund), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus of the GMO Emerging Markets Quality Fund and under the heading "Investment Advisory and Other Services - Independent Registered Public Accounting Firm" in the Statement of Additional Information of the GMO Emerging Markets Quality Fund, which constitute parts of such Registration Statement.


PricewaterhouseCoopers LLP
Boston, Massachusetts
September 21, 2004